                                                                   Exhibit 12(b)

                         Joseph E. Seagram & Sons, Inc.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)


                                                                            Five-Month
                                                                            Transition
                                                Fiscal         Fiscal         Period            Fiscal Years Ended January 31,
                                              Year Ended     Year Ended        Ended            ------------------------------
        Description                         June 30, 1998  June 30, 1997  June 30, 1996         1996        1995         1994
        -----------                         -------------  -------------  -------------         ----        ----         ----
Income (loss) from continuing
    operations, before tax                   $  18              $ 124        $( 37)            $  82       $ 172        $ 169

Add (deduct):

Fixed charges                                  182                172           70               165         183          165

Interest capitalized, net of amortization     --                   (1)        --                --            (1)        --
                                             -----              -----        -----             -----       -----        -----
Earnings available for fixed charges         $ 200              $ 295        $  33             $ 247       $ 354        $ 334
                                             =====              =====        =====             =====       =====        =====


Fixed charges:

Interest expense                             $ 170              $ 159        $  65             $ 145       $ 163        $ 146

Portion of rent expense deemed to
     represent interest factor                  12                 13            5                20          20           19
                                             -----              -----        -----             -----     -------        -----

Fixed charges                                $ 182              $ 172        $  70             $ 165       $ 183        $ 165
                                             =====              =====        =====             =====       =====        =====

Ratio of earnings to fixed charges            1.10               1.72        - (a)              1.50        1.93         2.02
                                             =====              =====        =====             =====       =====        =====

(a) Fixed charges exceeded earnings by $33 million for the Transition Period ended June 30, 1996.